Exhibit 99.2

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at the Sheraton Bloomington (formerly known as the Radisson South), 7800 Normandale Boulevard, Minneapolis, Minnesota on April 14, 2004 at 2:00 p.m. local time. All shareholders are welcome to attend and take part in the discussion of Company affairs.

Board of Directors
Bradley D. Slye
Chairman of the Board
President, Electro-Sensors, Inc.

P. R. Petersen
President, P. R. Petersen Company
Secretary, Electro-Sensors, Inc.

John S. Strom
Retired

Joseph A. Marino
President/CEO, Cardia, Inc.

Geoffrey W. Miller
Controller, Wilcox Paper

Officers
Bradley D. Slye
President

P. R. Petersen
Secretary

Transfer Agent & Registrar
American Stock Transfer & Trust Company
Corporate Trust Services
59 Maiden Lane
New York, MY 10038

Auditors
Virchow Krause & Company, LLP
7900 Xerxes Avenue South
Suite 2400
Minneapolis, MN 55431-1115

Counsel
Fredrickson & Byron, P.A.
4000 Pillsbury Center
200 S 6th St
Minneapolis, MN 55402

Exchange Listing
The Nasdaq Stock Market (Small Cap Tier)
Common Stock
Stock Trading Symbol: ELSE

Form 10-KSB

The Form 10-KSB report included in this annual report to shareholders has been filed with the Securities and Exchange Commission (“SEC”). However, the SEC takes no action to approve or disapprove the report or to pass upon its accuracy or adequacy. This report is not intended to be used, nor may it be used, as a representation, prospectus or circular in respect to any security; it is published and furnished solely as information for the benefit of the Company’s shareholders.